3115 East Lion Lane, Suite 220 Salt Lake City, Utah 84121 Telephone (801) 733-5055 Fax (801) 733-6783	Sorensen, Vance & Company, P.C. Certified Public Accountants A Professional Corporation	Officer/Shareholders Don J. Sorensen Gary L. Vance Jeffrey B. Gyllenskog

December 15, 2005

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

This letter will confirm that we reviewed Item 4.01 of the Form 8-K of Tunex International, Inc., dated December 15, 2005, captioned “Changes in Registrant’s Certifying Accountant,” and that we agree with the statements made therein as they relate to Sorensen, Vance & Company, P.C.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ Sorensen, Vance & Company, P.C.

Sorensen, Vance & Company, P.C.

Salt Lake City, Utah